Exhibit 10.2
[COMPANY LETTERHEAD]

August 2, 2017

Brian T. O’Malley
7667 Red Emerald Way
Delaware, Ohio 43015

Dear Brian,

As you know, you and Bravo Brio Restaurant Group, Inc., an Ohio corporation (the “Company”) are parties to an employment agreement, dated August 1, 2013 (the “Employment Agreement”). The Company would like to amend the Employment Agreement as follows:

Section 1(d)(i)(1) is hereby amended and restated in its entirety to read as follows:

“contingent upon the effectiveness of a general release of claims in form and substance satisfactory to the Employer which is executed within forty-five (45) days of the date of such Separation, (A) Base Salary continuation during the period commencing on the sixtieth (60th) date following such Separation and ending on the date that is two (2) years thereafter (with the first payment to include a catch-up for any payroll dates between the date of such Separation and the date of such first payment) and (B) solely if such Separation occurs within twenty-four (24) months following a Change in Control (as defined in the Bravo Brio Group, Inc. Stock Incentive Plan (as in effect on the date hereof)), twenty-four (24) monthly payments equal to the amount it would cost Executive for the monthly COBRA premiums for Executive and his eligible dependents based on his coverage under the Company’s applicable plans as of the termination date, with each monthly payment to be reduced by the amount that an active employee would be required to pay for such coverage under the applicable Company plans for such month, with such payments to commence on the sixtieth (60th) date following such Separation and to end on the date that is twenty-four (24) months after such Separation (and with the first payment to include the first two monthly installments); provided, however, that the amounts payable under this clause (B) shall cease earlier if and when Executive becomes eligible to participate in the health plan of a subsequent employer;”

The second to last sentence of Section 1(d)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, if Executive breaches any of the provisions of Section 2, Section 3 or Section 4 hereof, any and all remaining payments payable pursuant to Section 1(d)(i)(1) shall be immediately forfeited.”

Except as otherwise amended hereby, the terms of the Employment Agreement shall remain in full force and effect. The provisions of Sections 7(b), (c), (d), (f), (g) and (j) of the Employment Agreement are incorporated herein by references and shall apply as if included herein, provided that solely for the purposes of this letter, reach reference in any such section to “this Agreement” shall be deemed to refer to this letter.

If you agree to the amendments to the Employment Agreement set forth herein, please sign below and return your signed copy of this letter to me.

Sincerely,                        Acknowledged and Agreed

/s/ James J. O'Connor                    /s/ Brian T. O'Malley
By: James J. O'Connor                Brian T. O'Malley
Title: Chief Financial Officer